Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2023, with the respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Vapotherm, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of the said reports in the Registration Statements of Vapotherm, Inc. on Form S-3 (File No. 333-269591) and on Forms S-8 (File No. 333-236953, File No. 333-253597, File No. 333-229327 and File No. 333-262989).

/s/ GRANT THORNTON LLP

New York, New York
February 23, 2023